Exhibit 10.1
PATENT LICENSE AND SETTLEMENT AGREEMENT
This Patent License and Settlement Agreement, effective as of July 1, 2007 (hereinafter, “Effective Date”), is made by and between Health Discovery Corporation (“HDC”), a Texas corporation having its principal place of business at 2 East Bryan Street, Savannah, GA 31405, and Ciphergen Biosystems, Inc. (“Ciphergen”), a Delaware corporation having its principal place of business at 6611 Dumbarton Circle, Fremont, CA 94555 (referred to herein collectively as “the Parties” and individually as a “Party”).
RECITALS
WHEREAS, the Parties have been involved in litigation concerning, among other things, the alleged infringement by Ciphergen of certain patents owned by HDC and related counterclaims asserted by Ciphergen in Health Discovery Corporation v. Ciphergen Biosystems, Inc., Case No. 07-00285-CRB, pending as of the Effective Date in the United States District Court for the Northern District of California (“Pending Litigation”); and
WHEREAS, Ciphergen and HDC, wishing to avoid the expense of further litigation, have agreed to settle such Pending Litigation pursuant to the terms set forth below without either Party making any admission of any liability and, as part of the settlement, HDC has agreed, among other things, to grant to Ciphergen certain licenses, releases, and immunities from suit with respect to certain patents, and Ciphergen has agreed to pay certain fees and to grant HDC certain releases from suit with respect to its counterclaims.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and other terms and conditions contained herein, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I. DEFINITIONS
As used in this Agreement, the following terms, whether used in singular or in plural, shall have the respective meanings set forth below:
1.1 “Change in Control” with respect to Ciphergen means (a) any consolidation or merger of Ciphergen with or into any other entity in which the holders of Ciphergen’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer or assignment of securities of Ciphergen representing a majority of the voting power of all Ciphergen’s outstanding voting securities to an acquiring party or “group” (as defined under the Securities Exchange Act of 1934, as amended); (c) the sale of all or substantially all of Ciphergen’s business or assets; or (d) any series of related transactions that would fall within clause (a), (b) or (c) above if viewed as a single transaction.

1.2 “Valid Patent Claim” shall mean a claim of an issued, maintained, and unexpired patent included within the Licensed Patents, which has not been revoked or held unenforceable or invalid by a final decision of a court or other governmental agency of competent jurisdiction having authority over said patent and that final decision is not appealed or is unappealable, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or other similar means.
ARTICLE II. RELEASES AND SETTLEMENT
2.1 Mutual Release. Each Party, on behalf of itself and its affiliates, agents, officers, directors, shareholders, employees, successors and assigns (“Associated Parties”), hereby irrevocably releases and forever discharges each other Party and its affiliates, agents, officers, directors, shareholders, employees, scientific advisory board members, attorneys, successors, assigns, and heirs (collectively, “Released Parties”) of and from any and all claims, counterclaims, demands, actions, causes of action, damages, liabilities, losses, payments, obligations, costs and expenses (including, without limitation, attorneys’ fees and costs) of any kind or nature, past or present, fixed or contingent, direct or indirect, in law or equity, several or otherwise, known or unknown, suspected or unsuspected, that arise from or relate in any way to any act or omission committed by a Party prior to the Effective Date (“Released Claims”). The foregoing release shall not apply to each Party’s obligations required to be performed under this Agreement and shall not apply to any activity that continues beyond the Effective Date.
2.2 Waiver. Each Party, on behalf of itself and its Affiliates, agents, representatives, officers, directors, shareholders, employees, attorneys, advisors, insurers, successors and assigns, hereby irrevocably and forever waives all rights it may have arising under California Civil Code Section 1542 (or any analogous requirement of law) with respect to the foregoing release. Each Party understands that Section 1542 provides that:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Each Party acknowledges that it has been fully informed by its counsel concerning the effect and import of this Agreement under California Civil Code Section 1542 and other requirements of law.
2.3 Dismissal of Pending Litigation. Within ten (10) days after the Effective Date, the Parties shall cause to be completed, executed and filed with the applicable court a stipulated dismissal with prejudice of the Pending Litigation consistent with this Agreement and in the form attached hereto as Attachment B (the “Dismissal”).
2.4 No Admission. This Agreement is entered into in order to compromise and settle disputed claims, without any acquiescence on the part of any Party as to the merit of any claim, defense, affirmative defense, counterclaim, liabilities or damages related to any patent rights and/or the Pending Litigation. Neither this Agreement nor any part thereof shall be, or be used as, an admission of infringement or liability by anyone, at any time for any purpose.

ARTICLE III. LICENSE GRANT
3.1 License: HDC grants to Ciphergen a worldwide, non-exclusive, fully paid-up, royalty-free license to the patents and pending patent applications (“the Licensed Patents”) identified in attached Schedule A, including any divisionals, continuations or continuations-in-part of the Licensed Patents to the extent that they have claims covering the Licensed Field, which is defined as follows:
     (a) Manufacture, offer for sale, sale, use and/or importation of SELDI-based mass spectrometers and Associated Software, which is defined as the software developed and sold by Ciphergen under the trademarks ProteinChip® Software, Biomarker Patterns™ Software, and CiphergenExpress™ Software (whether done by Ciphergen or by a third party on Ciphergen’s behalf). Customers of Ciphergen will have an implied license to utilize the Licensed Patents when using SELDI instruments purchased from Ciphergen with the Associated Software, but will have no separate right to use Support Vector Machine (SVM) technology as claimed in the Licensed Patents apart from their use of the SELDI-based mass spectrometers with the Associated Software, which expressly excludes the addition or substitution of third party-based SVM technology to or for the Associated Software;
     (b) Use of SVM software in conjunction with a SELDI-based mass spectrometer by Ciphergen and/or a research institution(s), pursuant to or in connection with a collaboration between Ciphergen and such research institution(s) and primarily for Ciphergen’s benefit; and
     (c) Development, clinical testing and/or commercialization of tests or test kits, utilizing the methods described in paragraph 3.1(b), which are commercialized by Ciphergen and/or subsequently transferred by Ciphergen to a Ciphergen partner or third party for commercialization.
3.2 Assignment: Ciphergen may not assign its rights under this Agreement without the written consent of HDC, with the exception that Ciphergen may assign its rights under this agreement to a wholly-owned subsidiary without HDC’s consent. Any assignment hereunder of Ciphergen’s obligations under this Agreement shall specifically obligate the assignee to perform the payment obligations under Article IV.
ARTICLE IV. FEES
4.1 Fees. In exchange for the grant by HDC of the license as described above and the covenants contained herein, Ciphergen shall pay HDC the sum of $600,000 over a two year period. The payment by Ciphergen to HDC is agreed to be on the following schedule:

Event	Amount
Signing of the License Agreement	$200,000
3 Months After Signing	$100,000
12 Months After Signing	$150,000
24 Months After Signing	$150,000
Total:	$600,000

and be made by wire transfer of immediately available funds to:
WIRING INSTRUCTIONS
SUNTRUST ESCROW (IOLTA)

Name of Bank:	Sun Trust Bank
25 Park Place
Atlanta, Georgia 30303

Bank ABA Routing No.:	061000104

Bank Account No.:	1000045116430

Bank Account Name:	Powell Goldstein LLP Escrow Account

Contact:	Brenda Drukenmiller (404) 572-6750 or (404) 572-6999 (fax)
4.2 Late Payments. Payments late by more than forty-five (45) days shall bear an interest at the rate of 2% over the prime rate in effect at Citibank, Manhattan on the due date, not to exceed the maximum rate permitted by law. Payments late by more than sixty (60) days shall be deemed to be a breach of this Agreement and shall immediately terminate any sublicenses granted by Ciphergen hereunder, any implied licenses enjoyed by Ciphergen’s customers, and the provisions of Article 7.1.
ARTICLE V. TERM AND TERMINATION
5.1 Termination and Expiration. This Agreement shall be effective as of the Effective Date, even though necessary ratifying signatures may be at a later date, and shall remain in full force and effective until expiration of the last Valid Patent Claim.
5.2 Impact of Change in Control. Upon a change in control, the successor in interest shall fulfill all obligations Ciphergen has under this Agreement and shall acquire the rights Ciphergen has under this Agreement pursuant to Article III.
5.3 Insolvency. Should Ciphergen (a) become insolvent or unable to pay its debts as they mature, or (b) make an assignment of substantially all of its business assets for the benefit of creditors, or (c) permit or procure the appointment of a receiver for substantially all of its business assets, or (d) become the subject of any bankruptcy, insolvency or similar proceeding and be unable to perform its obligations hereunder, then HDC may at any time thereafter on written notice to Ciphergen, effective forthwith, cancel this Agreement and any sublicenses granted by Ciphergen hereunder, any implied licenses enjoyed by Ciphergen’s customers, and negate the releases and discharges granted by HDC pursuant to this Agreement.

ARTICLE VI. REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1 HDC Representations, Warranties and Covenants. HDC represents, warrants and covenants that (a) HDC has the full power to enter into this Agreement and to perform its obligations hereunder; (b) HDC is the owner of the entire right, title and interest in and to the Licensed Patents; (c) HDC has the sole right and authority to enter into this Agreement and grant the rights, licenses, releases and immunities granted hereunder, without the need for any licenses, releases, consents, approvals or immunities not yet granted or obtained; (d) HDC has not previously granted and shall not grant any rights in the HDC Licensed Patents in the Licensed Field that are inconsistent with the rights and licenses granted to Ciphergen herein or that would cause Ciphergen not to have a fully paid-up, worldwide, non-exclusive, right and license under the Licensed Patents in the Licensed Field; and (e) Attachment A includes all patents and patent applications within the Licensed Field existing as of the Effective Date.
6.2 Ciphergen Representations, Warranties and Covenants. Ciphergen represents, warrants and covenants that (a) Ciphergen has the full power to enter into this Agreement and to perform its obligations hereunder; and (b) Ciphergen represents that it has no interest in and no claim to any of the Licensed Patents except as expressly granted in this Agreement.
6.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTIONS 6.1 and 6.2 OF THIS AGREEMENT, NO PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED.
ARTICLE VII. MISCELLANEOUS PROVISIONS
7.1 Covenant not to Sue: HDC agrees that neither HDC nor any affiliate of HDC will sue Bio-Rad, any Bio-Rad affiliate or any third party acting on Bio-Rad’s behalf (including Salford Systems), for its manufacture, offer for sale, sale, use, and importation of SELDI-based mass spectrometers when used with the Associated Software. Nothing herein, however, gives Bio-Rad any separate right to use Support Vector Machine technology as claimed in the Licensed Patents apart from the SELDI-based mass spectrometers and Associated Software and the SELDI instrumentation business that Bio-Rad acquired from Ciphergen, which expressly excludes the addition or substitution of third party-based SVM technology to or for the Associated Software. This covenant shall be binding upon, and inure to, the benefit of the parties, their successors, assigns and executors, administrators, personal representatives and heirs. Further, this covenant not to sue is intended to “run with” the patent rights in question. Accordingly, if HDC assigns such patent rights or any right to enforce such patent rights to any third party, the relevant assignment agreement shall include a provision pursuant to which the assignee agrees that its ownership of such patent rights is subject to, and it will comply with and honor, the covenants set forth herein.
7.2 Agreement to Arbitrate: Any dispute arising out of or related to this Agreement shall be addressed diligently and in good faith by the Parties. In the event such dispute cannot be resolved within (30) days from the date on which either Party notified the other Party in writing of such dispute (or such longer time as agreed upon by the Parties), the matter shall be submitted to binding arbitration. For this purpose, HDC and Ciphergen agree to forgo a jury trial and arbitrate any future dispute related to this Agreement in San Francisco, California, before a single arbitrator that is acceptable to both Parties.
7.3 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware (without giving effect to the laws, rules or principles thereof regarding conflict of laws); provided, however, that all questions with respect to the interpretation of the claims and the validity of any patents or patent applications shall be determined in accordance with the laws of the respective country in which such patents or patent applications shall have been granted or filed, as applicable.
7.4 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (a) when delivered personally; (b) when sent by facsimile, with written confirmation of receipt; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with a private industry express courier, with written confirmation of receipt. All notices shall be sent to the address set forth below (or to such other address or person as may be designated by a Party by giving written notice to the other Party pursuant to this section).

Health Discovery Corporation	Ciphergen Biosystems, Inc.
Attention: Chief Executive Officer	Attention: President and Chief Executive Officer
2 East Bryan Street	6611 Dumbarton Circle
Savannah, GA 31401	Fremont, CA 94555
7.5 Waiver. A waiver, express or implied, by either HDC or Ciphergen of any right under this Agreement or of any failure to perform or breach hereof by the other Party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other Party, whether of a similar or dissimilar nature thereto.
7.6 Severability. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of the Parties within the limits of applicable law or applicable court decision.
7.7 Force Majeure. In the event any Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.
7.8 Cumulative Remedies. The rights and remedies of the Parties as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity.

7.9 Captions and Headings. The captions and headings used in this Agreement are inserted for convenience only, do not form a part of this Agreement, and shall not be used in any way to construe or interpret this Agreement.
7.10 Construction. This Agreement has been negotiated by the Parties and shall be interpreted fairly in accordance with its terms and without any construction in favor of or against any Party.
7.11 Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one Agreement.
7.12 Entire Agreement; Amendment. This Agreement, including the Exhibit(s) attached hereto which are incorporated herein by reference, constitutes the entire understanding and only agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous negotiations, representations, agreements and understandings, written or oral, that the Parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the Parties hereto.
IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be signed in duplicate by their duly authorized officers.
HEALTH DISCOVERY CORPORATION

Agreed by:	/s/ Stephen D. Barnhill

Printed Name:	Stephen D. Barnhill, MD

Title:	CEO

Date:	July 10, 2007

CIPHERGEN BIOSYSTEMS, INC.

Agreed by:	/s/ Gail S. Page

Printed Name:	Gail S. Page

Title:	CEO

Date:	July 5th 2007

ATTACHMENT A
Licensed Patents
LICENSED INTELLECTUAL PROPERTY

Country/	Patent/Publication/
Region	Application No.	Description
U.S.	6,128,608	Enhancing Knowledge Discovery Using Multiple Support Vector Machines
U.S.	6,427,141	Enhancing Knowledge Discovery Using Multiple Support Vector Machines
U.S.	6,658,395	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
U.S.	6,760,715	Enhancing Biological Knowledge Discovery Using Multiple Support Vector Machines
U.S.	6,789,069	Method of Identifying Patterns in Biological Systems and Method of Uses
U.S.	6,882,990	Method of Identifying Biological Patterns Using Multiple Data Sets
Australia	764897	Pre-processing and Post-processing for Enhancing Knowledge Discovery Using Support Vector Machines
Australia	780050	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
China	ZL00808062.3	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
Europe	1192595	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
Norway	319,838	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
South Africa	00/7122	Pre-processing and Post-processing for Enhancing Knowledge Discovery Using Support Vector Machines
Canada	2,330,878	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines
Europe	1082646	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines
Hong Kong	011065063	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines
India	2000/00580	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines
Canada	2,371,240	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
India	2001/01329	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
Israel	146705	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
Japan	2000-620577	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
South Korea	7015064/2001	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines

Country/	Patent/Publication/
Region	Application No.	Description
Canada	2,388,595	Method of Identifying Patterns in Biological Systems and Method of Uses
Europe	1236173	Method of Identifying Patterns in Biological Systems and Method of Uses
Germany	60024452	Method of Identifying Patterns in Biological Systems and Method of Uses (German patent from EP1236173)
Japan	2001-534088	Method of Identifying Patterns in Biological Systems and Methods of Uses

ATTACHMENT B
Dismissal

DONALD F. ZIMMER, JR. (State Bar No. 112279)
HILLARY S. WEINER (State Bar No. 203499)
TRACIE C. MILITANO (State Bar No. 215645)
DRINKER BIDDLE & REATH LLP
50 Fremont Street 20 Floor
San Francisco, California 94105-2235
Telephone: (415) 591-7500
Facsimile: (415) 591-7510
E-mail: donald.zimmer dbr.com
E-mail: hillary.weiner dbr.com
E-mail: tracie.militano dbr.com
Attorneys for Plaintiff
HEALTH DISCOVERY CORPORATION
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF CALIFORNIA

HEALTH DISCOVERY CORPORATION, Plaintiff, v.	Case No. C 07-00285 CRB JOINT STIPULATION AND [PROPOSED] ORDER OF DISMISSAL WITH PREJUDICE

Hon. Charles R. Breyer
CIPHERGEN BIOSYSTEMS, INC.,
Defendant.

     IT IS HEREBY STIPULATED by and between plaintiff Health Discovery Corporation and Defendant Ciphergen Biosystems, Inc., through their respective counsel of record, that the above-captioned matter shall be and is hereby dismissed with prejudice pursuant to Rule 41(a)(1). Each party shall bear its own costs and attorney’s fees in connection with the above-captioned matter.
IT IS SO STIPULATED, THROUGH COUNSEL OF RECORD.

Stip and [Proposed] Order to Extend Case Mgmt Deadlines
Case No. C07-00285 CRB

DATED: June _, 2007	Drinker Biddle & Reath llp

DONALD F. ZIMMER, JR.
HILLARY S. WEINER
TRACIE C. MILITANO
Attorneys for Plaintiff
HEALTH DISCOVERY CORPORATION

DATED: June _, 2007	Quinn Emanuel Urquhart Oliver &
Hedges, llp

MELISSA J. BAILY
Attorneys for Defendant
CIPHERGEN BIOSYSTEMS, INC.
PURSUANT TO STIPULATION, IT IS SO ORDERED:

DATED: June _, 2007

HON. CHARLES R. BRYER
United States District Court, Northern
District of California

2

Stip and [Proposed] Order to Extend Case Mgmt Deadlines
Case No. C07-00285 CRB